Exhibit 5.1

January 16, 2008

Metals USA Holdings Corp.

c/o Metals USA, Inc.

One Riverway, Suite 1100

Houston, Texas 77056

Re:	Metals USA Holdings Corp.
Registration Statement on Form S-4
(File No. 333-146181)

Ladies and Gentlemen:

We have acted as special counsel to Metals USA Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (File No. 333-146181) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offering by the Company of up to $300,000,000 aggregate principal amount of Senior Floating Rate Toggle Notes due 2012, which have been registered under the Act (the “Exchange Securities”), of the Company to be issued under an Indenture (the “Indenture”), dated as of July 10, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Securities will be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the issued and outstanding Senior Floating Rate Toggle Notes due 2012 (the “Original Securities”) issued under the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of the Indenture and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies and that the Exchange Securities will conform to the specimen

Metals USA Holdings Corp.

January 16, 2008

thereof we have reviewed. We also have assumed the due authorization, execution, authentication, issuance and delivery of the Indenture and the Original Securities by the Trustee and that the Indenture is a valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Act and the Exchange Securities have been duly executed, authenticated, issued and delivered by or on behalf of the Company in accordance with the terms of the Indenture against receipt of Original Securities surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than (i) any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the State of New York and (ii) the General Corporation Law of the State of Delaware. As used herein, the term “General Corporation Law of the State of Delaware” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

B.	The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) securities laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (iv) limitations on the waiver of rights under any stay, extension or usury law or other law, whether now or hereafter in force, which would prohibit or forgive the Company from paying all or any portion of the Original Securities or the Exchange Securities as contemplated in the Indenture.

Metals USA Holdings Corp.

January 16, 2008

C.	This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.